Exhibit 10.15

MASTER SERVICES AGREEMENT

This Master Services Agreement ("Agreement") is entered into as of December ___, 2011, (“Effective Date”), by and between Merge Healthcare Canada Corp., with an office at 6303 Airport Road, Suite 500, Mississauga, Ontario L4V 1R8 Canada (“Service Provider") and higi llc, with an office at 200 East Randolph Street, Suite 2200, Chicago, Illinois  60601 (“Customer”).  Customer and Service Provider may be referred to individually as a “Party” and collectively as the “Parties.”  The Parties mutually agree as follows:

1)
ENGAGEMENT. Subject to the terms and conditions of this Agreement, Customer is engaging Service Provider, and Service Provider agrees to provide certain services to Customer as further set forth herein. This Agreement shall not limit Customer’s right to perform, or to select others to perform, the same or similar services.

2)	STATEMENT OF WORK.

a)
At Customer's request and subject to Customer's prior written specific authorization, Service Provider will provide to or for Customer services in the general subject area of certain services related to development of a higi application and web services including branding of certain personal health management kiosks ("Work").  A detailed description of Work, in the form of a Statement of Work (“SOW”) shall be developed and implemented.  This Statement of Work and any additional statements of work developed hereunder shall be attached as Exhibit A and, upon complete execution, its terms incorporated into the terms of this Agreement.  Each SOW shall be a written document that, at a minimum, meets the following requirements: (i) includes substantially the following statement: “This is a Statement of Work under the Master Services Agreement”; (ii) is signed on behalf of both Parties by their authorized representatives; and (iii) contains the following four mandatory items: (1) a description of Work to be performed, including deliverables to be provided, metrics and targets or deadlines; (2) the name and contact information of key personnel for each of Customer and Service Provider; (3) the date Service Provider will first assume responsibility for providing Work under the SOW; and (4) the basis for Customer’s compensation to Service Provider for satisfactory completion of performance under the SOW, and whether charges are fixed or “not-to-exceed.”

b)
If the Parties intend a provision in the SOW to take precedence over the body of this Agreement, the Parties must specifically recite in the SOW the language in the body of this Agreement over which the SOW takes precedence. Otherwise, if there is a conflict between any terms or conditions in the body of this Agreement and any terms or conditions in a SOW, the body of the Agreement shall take precedence.  The Parties acknowledge and agree that the terms and conditions of Service Provider’s invoice shall be superseded by the terms and conditions of this Agreement, and that nothing contained in any invoice shall be deemed to modify or amend any of the terms and conditions of this Agreement.  This subsection shall not be subject to modification by the terms of any SOW, but shall only be subject to modification by written agreement, reviewed and signed by legal counsel for the Parties.

3)
CHANGES.  Customer may request a change to the scope of any open SOW by completing a Change Order Request in the form attached to the SOW.  If a requested Change will cause Service Provider to incur additional expenses and/or time, or if Service Provider proposes other changes, then Service Provider shall respond to the Change Order Request with its proposed adjustments to the fees and/or performance schedule, based on reasonable and unavoidable costs incurred by Service Provider as a result of such Change. Service Provider must submit any proposed adjustments in writing to Customer within thirty (30) calendar days of receiving the Change Order Request. If Service Provider does not submit a proposed adjustment to Customer within the thirty (30) days then the Change will be considered accepted without adjustment. In the event Service Provider is requested to and does begin to implement the Change before both parties have signed the Agreement to Amend Statement of Work, then the Change and the proposed adjustments will be considered accepted until such time as the parties actually conclude good faith negotiations and sign the Agreement to Amend Statement of Work.  Customer may, in its sole discretion, while this Agreement is in effect, reject, cancel modify or stop any plans, schedules or work in progress being conducted by Service Provider under any applicable SOW.  If Customer takes such action, Service Provider will immediately upon being so notified use its best efforts to implement Customer's instructions, and mitigate any potential liability.

4)	PAYMENT.

a)
In consideration of the Work performed, Service Provider shall receive only the compensation specified below and/or in the SOW.  Unless otherwise specified in a SOW, Customer shall pay One Hundred Fifty Dollars ($150) per hour for services provided.

b)
Service Provider Costs.  All fees and costs incurred by Service Provider in performing the Work or delivering the Work Product as detailed in a signed SOW (“Service Provider Costs”), shall be payable to Service Provider in accordance with the terms hereof.

c)
Third Party Costs. The Parties acknowledge that from time to time in order to perform the services contemplated herein, Service Provider may need to engage third parties to render necessary products or services, and that such costs, provided they are approved in advance by Customer pursuant to a signed SOW, shall be billed to Customer at cost, without any additional agency markup, commission, or other charges, (“Third Party Costs”) and shall be paid by Customer in accordance with the terms of this Agreement.  Service Provider will pay, or credit to Customer, as determined by Customer in its sole discretion, the amount of any discounts or rebates received from any third parties in connection with the Services provided for hereunder. Service Provider acknowledges and agrees that it shall be solely responsible for paying third party vendors in accordance with the terms of the purchase contracts between Service Provider and such third party vendor.  Under no circumstances shall Customer be jointly and severally liable for any Third Party Costs purchased by Service Provider on its behalf for which it has paid Service Provider.  Service Provider shall ensure that all third party contracts with its vendors reflect this prohibition on joint and several liability and that such contracts reflect the sequential liability outlined herein.  Customer shall have the right to review any third party invoices upon reasonable request.

d)
Travel. Service Provider shall bear the cost of all travel between the Service Provider’s traveling employee’s local office and the relevant local Customer office, and all other travel of less than 50 miles one-way.  All other reasonable travel expenses (coach airfare, moderate hotel accommodations / lodging, ground transportation, and reasonable meals) incurred on Customer’s behalf and at Customer’s request shall be reimbursed by Customer at cost, without any additional agency markup, commission or other charges, according to Customer’s travel guidelines (“Travel Costs”).  Before any Travel Costs are incurred, Customer must approve each trip, and the estimated cost thereof, in writing, in advance.

e)
All fees, costs and expenses, including but not limited to Service Provider Costs, Third Party Costs and Travel Costs, shall be invoiced on a monthly basis and must be itemized on Service Provider’s invoice.  Customer may request that Service Provider supply additional documentation in order to verify any fees, costs or expenses submitted for reimbursement.  Except to the extent there is a good faith dispute, invoices shall be due and payable within thirty (30) days after Customer’s receipt of a correct/approved invoice.  Any payment under this Agreement shall not be subject to set off or recoupment for any present or future claims that Customer may have against Service Provider.

f)
Each Party shall be responsible for any personal property taxes on equipment or property it owns, uses, leases from a third Party, or leases as lessee or sub-lessee from third Parties vis-à-vis the other Party; for franchise and privilege taxes on its business; and for taxes based on its net income or gross receipts.  Service Provider shall be responsible for personal property taxes on Software for which Service Provider has financial responsibility.Customer shall pay sales, service, value-added, use, consumption or other taxes imposed upon the Work provided by Service Provider to Customer under this Agreement and which are required to be collected by Service Provider under the federal, state and local tax laws; and whereby such taxes and/or duties shall be separately disclosed on the invoice billed to and to be paid by Customer.  The Parties will work together to structure the transactions under this Agreement in a manner that will reduce taxes arising from the transactions under or in connection with this Agreement.  Customer may provide adequate proof of exemption from such taxes to Service Provider, in which event Service Provider will not include such taxes on any invoice.

g)
Service Provider agrees to pay and to be solely responsible for any and all city, state, and/or federal unemployment insurance premiums, workers’ compensation insurance premiums, income taxes, social security taxes, and any other employment-related taxes incurred as a result of the performance of Work by Service Provider under this Agreement, and further agrees to be responsible for all obligations, reports, and timely notifications relating to such matters.  Customer shall have no obligation to pay or withhold any sums for such employment-related taxes or unemployment insurance on any amounts due to Service Provider.

h)
Customer shall be entitled to deduct withholding tax, where applicable, from the payment due Service Provider as required for any domestic or foreign location where such taxes may be required to be collected or withheld.  If withholding tax is applicable, Customer shall provide Service Provider with the withholding tax receipt from the tax authorities.

c)	The above applies to all anticipated and previously agreed-upon costs of completing the Work. No additional costs of any kind may be incurred without the prior written consent of Customer.

5)
ACCEPTANCE OF WORK. Service Provider will prepare each deliverable for review and written approval by the designated Customer representative(s). Customer shall accept or reject each deliverable in writing with fifteen (15) days of Service Provider’s presentation of notice to Customer of deliverable completion.  Acceptance shall not be unreasonably withheld. Service Provider shall promptly make at its expense the modifications necessary to correct material defects identified in writing by Customer and resubmit the deliverable to Customer, or repeat performance of the Work for acceptance by Customer.  Notwithstanding any such approval, Service Provider will be responsible for the accuracy and completeness of all Work.

6)	BRANDING.

a)
For purposes of this Agreement, Service Provider agrees Customer shall have the right to brand or label any kiosk hardware to be supplied to certain of its retail customers that provided hereunder with Customer branding.

b)
Service Provider agrees that Customer shall have the right to ten percent (10%) of the screen space on such kiosk hardware which shall include but is not limited to the inclusion by Service Provider on each main screen of any kiosk a higi application button in accordance with digital signage standards to be developed and agreed to by Service Provider and Customer under the relevant SOW.  Service Provider may include a statement of “Powered by Merge” message on the main screen of each kiosk.  In consideration of such branding rights,

c)
Service Provider may solicit additional advertising partners for additional space on the main screen or the attract screen.  Service Provider shall retain all advertising rights for the attract screen and for the main screen excluding the higi application space on the main screen.

d)
The Parties agree that they shall collaborate to develop and launch a pilot program related to the branding work set forth in this Section 6 and that this collaboration shall include but is not limited to the development of an acceptable pilot in the Chicago, Illinois area.

e)
In consideration of the rights granted by Service Provider, Customer shall pay Service Provider the amount of One Hundred Dollars ($100) per kiosk per year which shall be paid on a quarterly basis to Service Provider.  The Customer’s right to maintain such branding shall continue on an exclusive basis for the later of  the term of this Agreement, inclusive of renewal terms, or ten (10) years from the Effective Date hereof.  Furthermore, upon the expiration of these branding rights as granted under this Section 6, Customer shall have the right of first refusal in the event that Service Provider receives an offer for such branding rights.

7)	TERM AND TERMINATION.

a)
This Agreement and any open SOW under it shall continue in full force for one (1) year from the Effective Date hereof.  At the end of that one (1) year term, this Agreement and each open SOW will automatically renew for additional one (1) year renewal terms, unless one Party gives the other Party at least one hundred twenty (120) days prior written notice of non-renewal or otherwise terminates this Agreement or any SOW as set forth herein.

b)
This Agreement may be terminated for the convenience of either Party by one Party giving notice of such termination to the other Party upon a minimum of one hundred twenty (120) days advance written notice to the other Party.

c)
Either Party may terminate this Agreement, or all or any part of an open SOW: (i) immediately upon providing written notice to the other of such Party’s failure to fulfill any of its material obligations under this Agreement, which failure remains uncured for 10 days from the date of notice; or (ii) immediately upon the appointment of a receiver, an assignee for the benefit of creditors or any type of insolvency, except to the extent prohibited by applicable bankruptcy laws. Termination shall be effective upon expiration of any cure period or upon receipt of notice of termination, as applicable.

d)
The rights, duties and responsibilities of the Parties, unless otherwise indicated shall continue in full force during any notice period.  As applicable, termination shall be effective upon expiration of any cure period, upon receipt of notice of termination or upon the date of termination specified in the termination notice.

8)	INTELLECTUAL PROPERTY OWNERSHIP.With respect to any Work performed under this Agreement:

a)
“Intellectual Property” shall mean all trademarks, trade names, good will associated with trademarks and trade names, designs, copyrights, and any associated moral rights, mask work rights, patents, trade secrets, know-how, Confidential Information (as defined in herein) and all other Intellectual Property rights worldwide including all applications for any of the foregoing or any registrations thereof.

b)
The Parties agree that all right, title and interest in and to the iPhone App, GUI algorithms, indexes, challenges, data analytics and the web portal (the “Work Product”) as exist or as may be developed pursuant to the Work performed hereunder shall be owned by Customer.  Service Provider hereby assigns to Customer all intellectual property rights in and to the Work Product and agrees to take all actions reasonably required to give effect to such assignment at Customer’s expense.  Service Provider may not utilize proprietary rights related to the application, GUI algorithms, indexes, challenges and data analytics. Otherwise, Customer grants to Service Provider a non-exclusive, worldwide, perpetual, royalty-free license to use the Work Product in Merge’s future development projects. Additional rights in Intellectual Property may be granted as set forth in any SOW executed by the Parties and which is entered into pursuant to the terms of this Agreement.

c)
Customer acknowledges and agrees that Web Services platform (the “Platform”) shall be owned at all times by Service Provider or its suppliers.  Service Provider grants to Customer a non-exclusive, non-transferable, worldwide, perpetual, royalty-free license to use the Platform in Customer’s future development projects.  The Platform is confidential information belonging solely to Service Provider and may not be licensed, distributed, transferred or disclosed to any third party except as expressly agreed to in writing by Service Provider.   Except as expressly provided for herein, Service Provider reserves all right, title and interest in and to the Platform.

d)
Notwithstanding anything to the contrary in this Agreement: (i) as part of Service Provider’s provision of Work, Service Provider may utilize proprietary works of authorship that have been created prior to Service Provider’s performance of Work and for which no equipment, supplies or information or data of Customer was used or which have been originated, developed or acquired by Service Provider or by third Parties under contract to Service Provider (all of the foregoing, collectively, “Service Provider’s Information”); and (ii) solely for purposes of ownership as outlined in this Section 8, Service Provider’s Information shall not be deemed to be a part of the Work Product owned by Customer, but rather is and shall remain the sole and exclusive property of Service Provider.  However, Service Provider may not utilize proprietary rights related  to the application, GUI algorithms, indexes, challenges and data analytics.

e)
Service Provider explicitly acknowledges and agrees that it does hereby grant a, worldwide, royalty free, fully paid up license for any applications created by Service Provider on behalf of Customer pursuant to the terms of any SOW created hereunder.

9)	CONFIDENTIAL INFORMATION.

a)
"Confidential Information" includes any information related to a Party's products; services; software; hardware; manufacturing, distribution and test equipment, and their specifications, arrangement and positioning; computer and other systems; data; techniques; processes; methodologies; know how; products in planning stages or under manufacture by or for that Party; specifications; property; drawings; schematics; diagrams; dimensions; prints; reprints; information; business and financial information; equipment supplier, customer and vendor names and lists; marketing programs and plans, consumer lists or personal information, and pricing and sales information; regardless of the form (tangible or otherwise, including, oral, visual, written and electronic) in which any of such information was provided.  Work Product, and information directly related to the Work performed hereunder is deemed Service Provider’s Confidential Information.

b)
A Party receiving Confidential Information from a Party disclosing its Confidential Information shall be the “Receiving Party,” and the Party disclosing its Confidential Information shall be the “Disclosing Party.”  The Receiving Party of Confidential information shall:  restrict disclosure of the Confidential Information to those persons involved with performing Work and who have a “need to know;” shall maintain the confidentiality of the Confidential Information; shall not disclose such Confidential Information to any third Party; shall only use such Confidential Information for purposes of performing its responsibilities under the Agreement; and, shall treat such Confidential Information with the same degree of care that it applies to its own Confidential Information of similar type, but in no event less than reasonable care.

c)
The obligation to protect the Disclosing Party’s Confidential Information and the liability for unauthorized disclosure or use of such Confidential Information shall not apply with respect to information that: (1) is independently developed by the Receiving Party without the use of the disclosing Party’s Confidential Information; (2) is known, or that becomes known to the general public without breach of this Agreement; (3) was known to the Receiving Party without confidential limitation at the time of disclosure by the Disclosing Party, as evidenced by documentation in the Receiving Party’s possession; (4) is approved for release by written authorization of the Disclosing Party, but only to the extent of and subject to such conditions as may be imposed in such written authorization; (5) is disclosed in response to a valid order of a court, regulatory agency, or other legitimate governmental entity, but only to the extent and for the purposes stated in such order; provided, however, that the Receiving Party shall first notify the Disclosing Party in writing of the order and cooperate with the Disclosing Party if it desires to seek an appropriate protective order; or (6) is received rightfully and without restriction from a third Party.

d)
Each Party agrees to keep confidential the existence and terms of this Agreement and that the Parties are meeting or exchanging Confidential Information.  Each Party agrees that each person involved in performing Work hereunder shall be made aware of and shall agree in writing to the confidentiality obligations contained in this Agreement.

e)
Upon termination of this Agreement or at the Disclosing Party’s request (whichever occurs first), Confidential Information transmitted in record-bearing media or other tangible form including electronic form, and any copies accessible by or to the Receiving Party, shall be either returned to the Disclosing Party or destroyed with such destruction certified in writing by the Receiving Party, except that the Receiving Party shall be entitled to retain a secure copy of the Disclosing Party’s Confidential Information for archival purposes only.

f)
Neither Party may issue a press release or cause such other publicity regarding this Agreement without the other Party’s prior written consent.  Each Party agrees that during the term of this Agreement it will neither give any information to nor interviews with any media regarding either Party’s relationship with the other Party without that Party’s prior written request or approval thereof, nor will it allow or otherwise permit its employees to do so.

10)
TRADEMARKS.  Neither Party shall have the right under this Agreement to use the name, trademarks, or trade names of the other, unless prior written approval has first been obtained or rights are otherwise granted under the terms of this Agreement or a SOW hereunder.  Any such approval shall cease upon expiration or termination of this Agreement. Each Party acknowledges and agrees that all trademarks, service marks, and trade names used by the other Party and shall remain the sole property of that Party.

11)
PROPERTY. Any property furnished to Service Provider by Customer in connection with this Agreement will be deemed bailed to Service Provider for the mutual benefit of both Parties, and title to such property shall at all times remain in Customer. Service Provider will only use such property as required in and for the performance of Work, and will not disclose such property of Customer to third Parties. Service Provider agrees to return any and all such property at Customer’s request. Service Provider agrees to pay for all such property damaged or destroyed by it or not otherwise satisfactorily accounted for.

12)	DATA PRIVACY AND INFORMATION PROTECTION AND SECURITY.

a)
Any personally identifiable information (including without limitation name, address, email address, age, telephone number, social security number, etc.) collected by Service Provider in the course of performing its Work hereunder or as part of any Work Product provided to Customer hereunder shall be collected, secured and maintained in accordance with any applicable privacy laws governing the collection, use or storage of such personally identifiable information (“Privacy Restricted Data”).   Service Provider warrants that its collection, access, use, maintenance and disclosure of Privacy Restricted Data on behalf of Customer shall comply with all applicable international, federal, state and local laws, rules and regulations as they may be amended from time to time (the “Privacy Laws”).  Service Provider shall at all times perform its obligations hereunder in such a manner as not to cause Customer to be in material violation of the Privacy Laws.

b)
Service Provider shall ensure that, in accordance with applicable law and/or Customer policies and procedures, all Privacy Restricted Data collected on behalf of Customer by Service Provider shall originate from data subjects who have provided explicit ("opt-in") consent to the collection, access, use, maintenance and disclosure of the Privacy Restricted Data.

c)
All Privacy Restricted Data is and shall remain the exclusive property of Customer.  Service Provider shall collect, use, access, maintain, and disclose or share Privacy Restricted Data only for the benefit of Customer, and only to the extent strictly necessary to perform its obligations under this Agreement, or as otherwise required by law.

d)
Service Provider may not otherwise use or modify the Privacy Restricted Data, Customer it with other data, commercially exploit it, disclose it or do any other thing that may in any manner adversely affect the integrity, security or confidentiality of such Privacy Restricted Data, other than as expressly specified herein or as directed by Customer in writing.

e)
Except in response to a valid court order or otherwise to the extent legally required in response to a request from a law enforcement agency, in no event shall Service Provider disclose any Privacy Restricted Data to any third party except to the extent strictly necessary to perform its obligations under this Agreement, and in such case, only as permitted by law and subject to a binding agreement requiring the same level of data privacy, protection and information security as required hereunder.

f)	Notwithstanding any other provision in this Agreement, Service Provider shall not contact any customer of Customer in any manner, without Customer’s prior written consent.

g)
Service Provider shall immediately notify Customer of any breaches of security that may result in the unauthorized collection, access, use or disclosure of Privacy Restricted Data.  Service Provider shall make all reasonable efforts to assist Customer in relation to the investigation and remedy of any such breach of security and any claim, allegation, action, suit, proceeding or litigation with respect to the unauthorized access, use or disclosure of Privacy Restricted Data.

h)	The Parties agree to execute a HIPAA Subcontractor Addendum in the form attached hereto as Exhibit B.

13)	WARRANTIES AND INDEMNITIES.

a)
Service Provider warrants that it has authored and/or created, or has acquired the right, to the extent legally permitted, for Customer to use the Work and Work Product, as set forth in the applicable SOW, including any methodology, furnished under this Agreement, and that it has not infringed copyrights or other Intellectual Property rights of third parties in furnishing such Work and Work Product, and that the use thereof by Customer as set forth in the applicable SOW will not infringe copyrights or other Intellectual Property rights of third parties.

b)
Service Provider warrants that all Work has been performed by careful, efficient, and qualified workers, and in a professional and workmanlike manner, and that the Work will conform to the applicable requirements and specifications and to the standards applicable in the field or industry

c)
Service Provider warrants that all Work has been produced and supplied in compliance with all applicable international, federal, state and local laws, orders, rules and regulations, including but not limited to applicable rules and regulations of the Federal Communication Commission and the Occupational Safety and Health Administration

14)
INSURANCE AND SAFETY. Service Provider agrees to maintain statutory Workers’ Compensation, Employer’s Liability and Commercial General Liability (including advertiser’s liability coverage) , Business Automobile Liability and Errors & Omissions Liability (providing coverage for copyright infringement and other intellectual property rights based on its obligations, representations and warranties made hereunder)  on behalf of Service Provider and subcontractors of at least $1,000,000 combined single limit, and to furnish evidence of such insurance at upon Customer's advance written request.

15)
SECURITY. Service Provider agrees that it and any person performing Work on Service Provider’s behalf will at all times comply with all security regulations in effect from time to time while on Customer's premises, and externally for materials belonging to Customer or relating to the Work being performed for Customer.

16)
NOTICES. All notices, demands, requests or other communications that are given by one Party to the other Party under this Agreement shall be in writing and sent in a manner that confirms delivery, addressed as to the appropriate Party hereunder.  Each Party may designate by notice in writing a new address to which any future notices relating to this Agreement may be delivered.  Documents delivered by hand shall be deemed to have been received upon delivery; documents delivered by courier shall be deemed to have been received upon receipt or at the time as delivery is refused by the addressee upon presentation.

17)	INDEPENDENT CONTRACTOR .Service Provider is an independent contractor in the performance of Work, and Customer is and shall be deemed to have no control over the manner in which Service Provider completes the Work. Under no circumstances shall Service Provider or any person performing Work on Service Provider’s behalf be construed to be employees of Customer or entitled to participate in any Customer employee benefits or plans of any kind.

18)
ETHICS, CONFLICTS OF INTEREST, AND NON-COMPETE. Service Provider shall at all times in the performance of this Agreement, conduct itself, directly through its employees and officers, and indirectly through third parties honestly and fairly, using the highest ethical standards, and treat its employees, agents, contractors and customers with dignity.

19)
GOVERNING LAW. The validity, interpretation and/or enforcement of this Agreement shall be governed by and construed according to the laws of the State of Illinois, U.S.A., without reference to its conflicts of laws doctrine. Service Provider irrevocably submits to venue and exclusive personal jurisdiction in the federal and state courts in Cook County, Illinois, for any dispute arising under this Agreement and waives all objections to jurisdiction and venue of such courts.

20)
LIMITATION OF LIABILITY. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION ANY LOSS OF USE, TIME, PROFIT, REVENUE, INCOME, OR DATA, HOWEVER ARISING AND WHETHER IN AN ACTION IN CONTRACT OR TORT (INCLUDING STRICT LIABILITY AND NEGLIGENCE) OR BASED ON BREACH OF ANY WARRANTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY OTHER LIMITED REMEDY.  CUSTOMER’S TOTAL LIABILITY, WHETHER FOR BREACH OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE IS LIMITED TO THE TOTAL AMOUNTS PAID BY CUSTOMER UNDER THIS AGREEMENT DURING THE 12 MONTHS PRECEDING ANY CLAIM GIVING RISE TO SUCH DAMAGES.

21)
FORCE MAJEURE. Notwithstanding anything contained in this Agreement to the contrary, if a Party is prevented from performing any of its obligation hereunder by laws, orders, regulations or directions of any government having jurisdiction over the Parties hereto, or any department, agency, corporation or court thereof, or by war, act of public enemies, strikes or other labor disturbances, fires, floods, acts of God, or any causes of like or different kind beyond the reasonable control of either Party, then such Party shall be excused from any failure to perform any such obligation to the extent such failure is caused by any such law, order, regulation, direction or contingency.   In the event such excused failure to perform continues for 30 or more consecutive days, the performing Party may terminate all or any portion of this Agreement without liability to the non-performing Party.  This provision shall in no way impair Customer’s right to terminate this Agreement as permitted hereunder.

22)	MISCELLANEOUS.

a)	No revision or modification of this Agreement or any SOW shall be effective unless it is in writing and signed by all Parties.

b)
The failure to insist upon the strict performance of any provision of this Agreement or to exercise any right granted under this Agreement, shall not be deemed to be a waiver or relinquishment of the future performance of any such provision or the future exercise of such right, but the obligation of Service Provider and Customer with respect to such future performance shall continue in full force and effect.

c)
All provisions of this Agreement are deemed to be separate and distinct covenants. In case any provision of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions of this Agreement will not in any way be affected or impaired.  The Parties agree that if any provision is determined by any court to be invalid or unenforceable by reason of such provision extending for too great a period of time or over too broad a scope, then such provision shall be interpreted to extend over the maximum period of time and the maximum scope that such court determines to be valid and enforceable.

d)	Each Party signing this Agreement represents that it has all necessary rights and authority to enter into this Agreement and to bind the Parties as provided.

e)
This Agreement and any Exhibits, which are attached to and made a part of this Agreement, constitute the final expression of the agreement of the Parties; it is intended as a complete and exclusive statement of the terms of their agreement with respect to the subject matter of this Agreement; and it supersedes all prior and concurrent promises, representations, negotiations, discussions, and agreements that may have been made in connection with such subject matter. The terms and conditions of this Agreement shall prevail notwithstanding any variance with the pre-printed terms and conditions of SOW, purchase order, invoice, acknowledgment or any other such form or document even if signed by both Parties; such terms and conditions shall be null and void and of no force and effect.

f)
This Agreement may be signed in counterparts, each of which shall be deemed an original with the same effect as if the signatures were upon the same instrument and all such counterparts shall together constitute one and the same agreement.  The signatures required for execution of this Agreement may be provided by facsimile, or .PDF transmission, and such facsimile or .PDF transmission signatures shall have the same force and effect as originals and shall constitute effective, binding agreements on the part of the signatory.  Notwithstanding the foregoing, this Agreement is effective upon the execution by all Parties hereto.

Each Party hereby agrees to and accepts the terms of this Agreement as of the Effective Date.

HIGI LLC		MERGE HEALTHCARE CANADA CORP.

By:	/s/ Ivy Walker	By:	/s/Justin Dearborn
	Ivy Walker		Justin Dearborn
Its:	President	Its:	President & CFO

Date:	December 30, 2011	Date:	December 30, 2011

Exhibit A

Statement of Work for Goods/Services (“SOW”)

This is an SOW dated December 30, 2011 issued under the Master Services Agreement (“Agreement”) between Merge Healthcare Canada Corp. (“Service Provider”)  and higi llc (“Customer”) dated December 30, 2011, and is subject to the terms and conditions of the Agreement.  Unless otherwise indicated, all defined terms shall have the same meaning as in the Agreement.  This SOW (including any properly executed Change Orders) defines the Deliverables (as defined below) to be provided to Customer by Service Provider.

1.Background/Scope

Develop a solution that allows a registered user to participate in a dynamic community of friends and supporters that encourages them to record and track their vitals data. The system should be able to generate a score that can be used to rank the user inside the community based on the most recent vitals data and the user activity in the system. The solution will be accessible through a browser based web portal and a native iPhone app.

2.Deliverables

Solution will provide the following capabilities to the user:

Technical Requirements

M	W			Description
1.0. REGISTRATION
x	x	1.1.	The Basics	Register user •Username • Password • Confirm Password • First Name • Last Name •Email Address
x	x	1.2.	End User License, Agreements and Disclaimers	Accept terms and conditions

M	W			Description
2.0. PROFILE User can view, add, share, edit and delete the following data:
x	x	2.1.	Demographic fields	Registration fields (1.1. The Basics), except for username
 •First Name
 • Last Name
 • Phone Number
 • Additional Phone Number
 • Email Address
 • Gender
 • Birth Date
 • Address
 • City/Town
 • State
 • Zip Code

x	x	2.2.	Supporters	Username and User Image of supporters (Connected and Pending)
x	x	2.3.	About Me	Text field for user to enter their “story” in
x	x	2.4.	Photos	User can upload photos to their profile and maintain a photo album
x	x	2.5.	Privacy Settings (edit only)	User can choose which data to make viewable to whom and automatically share
x	x	2.6.	Capture of Vitals Data	A user should be able to manually enter that data on the mobile phone and portal.

3.0 Tracking
x	x	3.1.	Vitals Data	Historical graphical display of vitals data over various time frames (week, month, 3 month, 6 month, Year, etc.)
4.0 News Feed
x	x	4.1.	Posting
• Ability for users to post a Personal, Supporter (to another user), and/or Public text, photo message and/or link (all posted messages are automatically posted to Personal Listing)
• Ability for users to delete their own messages
• Ability for users and higi to post a message with a link to a webpage (e.g. higi Blog)

5.0 Social Media
x	x	5.1.	Invitations/Requests	• Ability for users to invite friends to join Higi via email • Ability for users to request another user to be their Supporter via notifications • Ability for user to send invite
x	x	5.2.	Messaging	• Ability for users to send progress updates via email, • Ability for users to set app to automatically send progress updates • Ability for user to send invite
x	x	5.3.	Search	• Ability for users to search for other users

6.0 Contest
x	x	6.1.	Points	• Ranking • Ability to create groups and view ranking within this group • Daily change in ranking (Green if increased in points, red if decrease, no color if no change)
x	x	6.2.	Voting/supporters
• Ability for users to vote/message for contestants daily
• Ability for users to request support from one (or more) of their Supporters
• Ability for users to see Username and User Image of their Supporters who voted for them on current day

Detailed requirements are outlined in the user story documents that are included as part of the deliverables.

3.Timeframe/Delivery Dates/Milestones

The deliverables from Merge to Customer is as follows:

•	Software in binary format for :
a.	Web Portal
b.	iPhone App
c.	Web Services

•	Software Source Code :
a.	Web Portal
b.	iPhone app
c.	Web Services

•	Native apps that are compatible with the following platforms and their respective browsers
a.	native support for iOS, Android, and Web are within this SOW;
b.	other platforms such as windows, tablet, smartphone, etc. are, to be scoped in a new SOW.

•	Integration of the Withings platform across all supportive platforms.

•	Consulting support that will support higi’s development a development environment

•	Integration of the data analytics algorithms and related software.

•	Hosting of the application environment subject to further negotiation of commercial terms.

•	Documentation
a.	Requirements Document
o	Login Logout Registration User Stories.docx
o	Account Settings User Stories.docx
o	My Profile User Stories.docx
o	Community Inbox User Stories.docx
o	Community My Friends User Stories.docx
o	Community News Feed User Stories.docx
o	Higi Score User Stories.docx
o	Locate higi Station User Stories.docx
o	User Management User Stories.docx

o	Higi Web Non Functional Requirements.docx
o	Higi ScoreLogic
1.AMG higi Final Report.pdf
2.HIGI Calculator.xlsx
o	UI prototype wireframes for web and mobile
1.UI Proto Wire Frames.zip
b.Design Document
o	Higi soap rest services api.docx
o	Higi application logging service.docx
c.Testing documentation
o	Higi Webportal sprint 1 test results.xls
o	Higi Web Portal Sprint 2 TC.xls
o	Performance test results.xlsx
o	Regression Web Portal Testcases.xls
o	Sprint 3 Testcases.xls
o	Higi Mobile Sprint 1 Test Case Report.xls
o	Higi Mobile Sprint 2 Test Case Report.xls
o	Higi Mobile Sprint 3 Test Case Report.xls

5.	Acceptance Criteria
a)	Merge shall use its commercially reasonable efforts to meet the following schedule:
b)	Milestone 1: Feature Complete by Jan 3rd, 2012;
c)	Milestone 2: Final delivery of development and testing complete software by Jan 16th, 2012; and,
d)	Milestone 3: Android Application development and testing completed by March 31, 2012.

6.	Commercial Terms

a.	Consulting Engineering Fees: The fees for this SOW is a fixed fee of $675,000.

b.	Payment Schedule: Service Provider shall invoice Customer on a monthly basis. Payment terms are net thirty (30) days from the date of a correct/approved invoice.

7.	Changes

In the event there is a change to the Deliverables or timeframes/delivery dates, or a change to the Cost/Fees in a SOW (“Material Changes”), such Material Change must be reflected on a Change Order in the form of Attachment A.  Any Material Changes to this SOW which have not been documented by a Change Order signed by Customer shall be null and void, and any costs incurred by the Service Provider as a result of such Material Change shall be borne entirely by the Service Provider.

HIGI LLC		MERGE HEALTHCARE CANADA CORP.

By:	/s/ Ivy Walker	By:	/s/Justin Dearborn
	Ivy Walker		Justin Dearborn
Its:	President	Its:	President & CFO

Attachment A

SOW CHANGE ORDER # ___

This is a Change Order  dated __________which modifies and amends the Statement of Work [insert original SOW number here](“SOW”) dated [date of SOW] by and between Merge Healthcare Canada Corp. (“Service Provider”) and higi llc (“Customer”), issued pursuant to the Master Services Agreement (“Agreement”) between Service Provider and Customer dated December __ 2011, and is subject to the terms and conditions of the Agreement.  Unless otherwise indicated, all defined terms shall have the same meaning as in the Agreement and SOW.

Subject:
(Insert a brief description of the subject matter of this change order)

Changes:
Customer and Service Provider agree to the following changes to the SOW:

Description of Change	Start Date	Completion Date	Price Adjustment, if any

HIGI LLC	MERGE HEALTHCARE CANADA CORP.

By:	By:

Its:	Its:

EXHIBIT B

HIPAA SUBCONTRACTOR ADDENDUM

THIS HIPAA SUBCONTRACTOR ADDENDUM (this “Addendum”) is made by and between Merge Healthcare Canada Corp., on behalf of itself and its affiliated companies (“Service Provider”) and higi llc (“Contractor”), and together with Company, each, a “Party” and, collectively, the “Parties”) and is effective on the 30th  day of December, 2011 (“Effective Date”).

WHEREAS, this Addendum is part of that certain Independent Contractor Agreement (the “Agreement”) by which Company has engaged the Contractor to provide certain services on its behalf and/or on behalf of one or more covered entities (each, a “Covered Entity”).

WHEREAS, in performing its duties under the Agreement, the Contractor may have access to Protected Health Information, including Electronic PHI (as defined herein), and this Addendum is intended to comply with HIPAA and the HITECH Act (as defined in Section 1).

WHEREAS, Company is contractually obligated to the Covered Entities to protect and secure any Protected Health Information that Company receives from or on behalf of the Covered Entities in accordance with HIPAA; and

WHEREAS, pursuant to Company’s contractual obligations with the Covered Entities, Company and Contractor agree to govern Contractor’s receipt, use, re-disclosure and security of Protected Health Information in connection with its provision of services.

NOW, THEREFORE, in consideration of the mutual promises in this Addendum and the Agreement, the delivery and sufficiency of which is acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Section	1. DEFINITIONS

Except as otherwise defined in this Addendum, any and all capitalized terms shall have the definitions set forth in the administrative simplification provision of the Health Insurance Portability and Accountability Act and its implementing regulations (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act and its implementing regulations (the “HITECH Act”), and the Agreement.  The term “Protected Health Information” shall have the same meaning as the term “protected health information” in 45 CFR § 160.103 that is received from, received on behalf of, or created on behalf of Company or the Covered Entities.

Section	2. PERMITTED USES AND DISCLOSURES OF PROTECTED HEALTH INFORMATION

2.1
Permitted Uses and Disclosures of Protected Health Information to Perform the Agreement.  Except as otherwise limited in this Addendum, Contractor may use and disclose Protected Health Information to perform functions, activities, or services for, or on behalf of, Company or the Covered Entities as specified in the Agreement.

2.2
Other Permitted Uses and Disclosures of Protected Health Information by Contractor.  Subject to prior written authorization of  Company and except as otherwise limited in this Addendum, Contractor may disclose Protected Health Information to a third party for the proper management and administration of Contractor or to carry out its obligations under the Agreement and this Addendum and other legal responsibilities of Contractor; provided that any disclosure may occur if:  (i) Required by Law; or (ii)  the third party to whom the information is disclosed has, under a written agreement with Contractor, ensured that the Protected Health Information will be held confidentially and used or further disclosed only as Required by Law or for the purpose for which it was disclosed to the third party, and the third party immediately notifies Contractor of any instances of which it becomes aware in which confidentiality has been breached.

Section 3.	RESPONSIBILITIES OF THE PARTIES WITH RESPECT TO PROTECTED HEALTH INFORMATION

3.1	Responsibilities of Contractor. Contractor hereby agrees to:

3.1.1
Useand/or disclose the Protected Health Information only as permitted or required by the Agreement or this Addendum and without violation of HIPAA, or as otherwise permitted or Required by Law; provided that any use or disclosure shall not violate HIPAA.

3.1.2
 Prevent inappropriate use and disclosure of such Protected Health Information other than as provided for in this Addendum and implement, maintain and use Administrative Safeguards, Physical Safeguards, and Technical Safeguards that appropriately protect the Confidentiality, Integrity, and Availability of the Electronic Protected Health Information that it creates, receives, maintains, or transmits on behalf of Company or the Covered Entities.

3.1.3
Report to Company: (i) any use and/or disclosure of Protected Health Information that is not permitted or required by this Addendum of which Contractor becomes aware, without unreasonable delay, but in no event later than one (1) business day after becoming aware of such use and/or disclosure, and (ii) any Security Incident involving electronic Protected Health Information of which it becomes aware, in the following manner:  (a) any actual, successful Security Incident will be reported to Company in writing without unreasonable delay, but in no event later than one (1) business day after becoming aware of such Security Incident, and (b) any attempted, unsuccessful Security Incident that represents a material  risk to PHI of which Contractor becomes aware will be reported to Company, upon request by Company, orally or in writing on a reasonable basis, such as through routine reports.   If the HIPAA security regulations are amended to remove the requirement to report unsuccessful attempts at unauthorized access, the requirement hereunder to report such unsuccessful attempts will no longer apply as of the effective date of the amendment.

3.1.4
Followingthe discovery of a Breach of Unsecured PHI, notify the Company of such Breach in accordance with 45 C.F.R. § 164.410 without unreasonable delay and in no case later than one (1) day after discovery of the Breach.

3.1.5	Employits best efforts to mitigate any harmful effect of a use or disclosure of Protected Health Information by Contractor in violation of this Addendum.

3.1.6
Obtainand maintain a written agreement with each of its subcontractors, other agents and other third parties to whom it provides Protected Health Information, pursuant to which agreement such subcontractor or agent agrees to be bound by the same restrictions and conditions that apply to Contractor with respect to such Protected Health Information.

3.1.7
Makeavailable its internal practices, records, and books, including Protected Health Information, relating to the use and/or disclosure of Protected Health Information received from Company or the Covered Entities, or created or received by Contractor on behalf of, Company or the Covered Entities, to Company and/or the Secretary of Health and Human Services and/or at the written direction of Company, a Covered Entity,  for purposes of determining Company’s compliance with HIPAA, subject to attorney-client and other applicable legal privileges.

3.1.8
Withintwo (2) business days of a written request by Company for access to Protected Health Information about an Individual contained in any Designated Record Set of Company maintained by Contractor, if any, make available to Company such Protected Health Information for so long as Contractor maintains such information in the Designated Record Set.  If Contractor receives a request for access to Protected Health Information directly from an Individual, Contractor shall forward such request to Company within one (1) business day.

3.1.9
Withintwo (2) business days of receipt of a written request from Company for the amendment of an Individual’s Protected Health Information contained in a Designated Record Set of Company maintained by Contractor, if any, provide such information to Company for amendment and incorporate any such amendments in the Protected Health Information (for so long as Contractor maintains such information in the Designated Record Set) as required by 45 C.F.R. §164.526.   If Contractor receives a request for amendment to Protected Health Information directly from an Individual, Contractor shall forward such request to Company within one (1) business day.

3.1.10
Withintwo (2) business days of written notice by Company to Contractor that it has received a request for an accounting of disclosures of PHI (other than disclosures to which an exception to the accounting requirement applies), make available to Company such information as is in Contractor’s possession and is required for Company and Covered Entity to make the accounting required by 45 C.F.R. §164.528.

Section 4.	TERMINATION

4.1
Termination Upon Breach of Provisions Applicable to Protected Health Information.  Any other provision of the Agreement notwithstanding, the Agreement may be terminated by Company upon five (5) days written notice to Contractor in the event that Contractor breaches any provision contained in this Addendum and such breach is not cured within such five (5) day period.

4.2	Obligations of Contractor upon Termination or Non-Renewal of the Agreement or this Addendum.

4.2.1
Return or Destruction.  Within five (5) business days following the termination or non-renewal of the Agreement or this Addendum, for any reason, Contractor agrees to (i) return or destroy all Protected Health Information in its possession received from Company or the Covered Entities or created or received by Contractor on behalf of Company or the Covered Entities and which Contractor still maintains as Protected Health Information; and (ii) deliver to Company a notice certified by an officer of Contractor stating that all Protected Health Information has been destroyed or returned to Company and that Contractor no longer has any such Protected Health Information in its possession or control.

4.2.2
Non-Return or Destruction.  If it is not feasible for Contractor to return or destroy the Protected Health Information upon the termination or non-renewal of the Agreement or this Addendum, then (i) Contractor shall, within two (2) business days following termination, provide Company with written notice detailing which Protected Health Information will not be returned or destroyed together with the reasons that make the return or destruction infeasible; and (ii) the protections of this Addendum shall be extended to such Protected Health Information and limit further use or disclosure of the Protected Health Information to those purposes that make the return or destruction infeasible.

Section 5.  MISCELLANEOUS

5.1
Effect.  The provisions of this Addendum shall control with respect to Protected Health Information Contractor receives from or on behalf of Company or the Covered Entities, and the terms and provisions of this Addendum shall supersede any conflicting or inconsistent terms and provisions in the Agreement, including all exhibits or other attachments thereto and all documents incorporated therein by reference, to the extent of such conflict or inconsistency.  Any provision of the Agreement that limits the type of or amount of damages or otherwise limits the liability of Contractor shall not apply to Contractor’s breaches of this Addendum.

5.2
Amendments; Waiver.  This Addendum may not be modified, nor shall any provision hereof be waived or amended, except in a writing duly signed by authorized representatives of the Parties.  A waiver with respect to one event shall not be construed as continuing, or as a bar to or waiver of any right or remedy as to subsequent events.

5.3
Counterparts; Facsimiles.  This Addendum may be executed in any number of counterparts, each of which shall be deemed an original.  Facsimile copies hereof shall be deemed to be originals.  If there is a discrepancy between conflicting provisions of different counterparts, then the most recent counterpart controls.

5.4
Further Assurances.  Each Party agrees to do all acts and things and to make, execute, and deliver such written instruments as shall from time to time be reasonably required to carry out the provisions of HIPAA and the HITECH Act, as amended from time to time.

5.5
Indemnification.  Contractor shall indemnify and hold harmless,  and, at the direction of Company, defend, Company, Covered Entities and their officers, directors, employees, agents, successors and assigns, from and against any and all losses, claims, actions, demands, liabilities, damages, costs and expenses (including costs of judgments, settlements, court costs and attorneys’ fees) (collectively, “Information Disclosure Claims”) arising from or related to: (i) the use or disclosure of Individually Identifiable Information (including Protected Health Information) in violation of the terms of this Addendum or applicable law, and (ii) whether in oral, paper or electronic media, any Breach of unsecured Protected Health Information.  If, as directed by Company, Contractor assumes the defense of an Information Disclosure Claim, Company and Covered Entities shall have the right to participate in the defense of such Information Disclosure Claim.  Contractor shall not take any final action with respect to any Information Disclosure Claim without the prior written consent of Company and Covered Entities.  To the extent permitted by law, Contractor shall be fully liable to Company and Covered Entities for any acts, failures or omissions of Recipients in furnishing the services as if they were the Contractor’s own acts, failures or omissions. Contractor’s indemnification obligations hereunder shall not be subject to any limitations of liability or remedies in the Agreement or under any related agreement.

5.6
Severability.  This Addendum is intended to perform in accordance with and only to the extent permitted by all applicable laws, ordinances, rules, and regulations.  If any provision of this Addendum or the application thereof to any person, entity, or circumstance is found, for any reason or to any extent, to be invalid or unenforceable, then the remainder of this Addendum and the application hereof to any person, entity, or circumstance shall not be affected thereby, but rather the remainder of this Addendum shall be enforced to the greatest extent permitted by law.

5.7
Ineligible Persons.  Contractor represents and warrants to Company and Covered Entities that Contractor (i) is not currently excluded, debarred, or otherwise ineligible to participate in any federal health care program as defined in 42 U.S.C. Section 1320a-7b(f) (“the Federal Healthcare Programs”); (ii) has not been convicted of a criminal offense related to the provision of health care items or services and not yet been excluded, debarred, or otherwise declared ineligible to participate in the Federal Healthcare Programs, and (iii) is not under investigation or otherwise aware of any circumstances which may result in Contractor being excluded from participation in the Federal Healthcare Programs.  This shall be an ongoing representation and warranty during the term of this Addendum, and Contractor shall immediately notify Company of any change in the status of the representations and warranty set forth in this section. Any breach of this section shall give Company the right to terminate the Agreement immediately for cause.

HIGI LLC		MERGE HEALTHCARE CANADA CORP.

By:	/s/ Ivy Walker	By:	/s/ Justin Dearborn
	Ivy Walker		Justin Dearborn
Its:	President	Its:	President & CFO